Clover Health Investments, Corp. Announces the Results of the
Completed Redemption of All Outstanding Warrants

NASHVILLE, Tenn., September 14, 2021 (GLOBE NEWSWIRE) -- Clover Health Investments, Corp. (Nasdaq: CLOV), ("Clover Health" or the "Company"), a technology company committed to improving health equity for America’s underserved seniors, today announced the results of the completed redemption of all of its outstanding warrants (the "Public Warrants") to purchase shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), that were issued under the Warrant Agreement, dated April 21, 2020, by and between the Company (f/k/a Social Capital Hedosophia Holdings Corp. III) and Continental Transfer & Trust Company (the "Warrant Agent"), as warrant agent (the "Warrant Agreement"), as part of the units sold in the Company's initial public offering (the "IPO"), and all of the Company's outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the "Private Warrants and, together with the Public Warrants, the "Warrants").

On July 22, 2021, the Company issued a press release stating that it would redeem all of its outstanding Warrants that remained outstanding on the redemption date for a redemption price of $0.10 per Warrant. On August 25, 2021, the Company announced that it was extending the period during which the holders of the Public Warrants could exercise such warrants to 5:00 p.m. New York City time on September 9, 2021.

In connection with the redemption, 33,535 Public Warrants were exercised for cash at an exercise price of $11.50 per share of Common Stock, and 26,716,041 were exercised on a cashless basis in exchange for an aggregate of 6,651,933 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 97% of the Public Warrants. In addition, all of the Private Warrants were exercised on a cashless basis in exchange for an aggregate of 2,722,399 shares of Common Stock, in accordance with the terms of the Warrant Agreement. Total cash proceeds generated from exercises of the Warrants were $385,653. As of September 13, 2021, the Company had no Warrants and 253,096,849 shares of Class A Common Stock outstanding.

In connection with the redemption, the Public Warrants stopped trading on the Nasdaq Global Select Market and were delisted. The redemption had no effect on the trading of the Company's Class A Common Stock, which continues to trade on the Nasdaq Global Select Market under the symbol "CLOV."
About Clover Health
Clover Health (Nasdaq: CLOV) is a next-generation risk-bearing organization aiming to achieve health equity for all Americans. While our mission is to improve every life, we particularly focus on seniors who have historically lacked access to affordable high quality healthcare.

Contact Information
Investor Relations:
Derrick Nueman
investors@cloverhealth.com
Press Contact:
Andrew Still-Baxter
press@cloverhealth.com